                           Morgan Products Ltd. Logo

                               469 MCLAWS CIRCLE
                          WILLIAMSBURG, VIRGINIA 23185
                                  804/564-1700

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 15, 1996

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Morgan Products Ltd. (the "Company") will be held at 10:00 A.M. Eastern time at the Marriott Hotel, 50 Kingsmill Road, Williamsburg, Virginia 23185 on Wednesday, May 15, 1996, for the following purposes:

        1. To elect nine (9) directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified.

        2. To consider and act upon a proposal to ratify the selection of Price Waterhouse LLP as independent accountants for the fiscal year ending December 31, 1996.

        3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on March 20, 1996, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. A list of those stockholders will be available for inspection at the Annual Meeting upon request of any stockholder.

     You are cordially invited to attend the Annual Meeting. Your vote is important. If you do not expect to attend the Annual Meeting, or if you do plan to attend but wish to vote by proxy, please date, sign and mail promptly the enclosed proxy, for which a return envelope is provided. If you do attend, you may revoke your proxy and vote your shares in person if you wish to do so.

                                          By Order of the Board of Directors,


Dated: March 27, 1996                     Douglas H. MacMillan
Williamsburg, Virginia                    Secretary

                              MORGAN PRODUCTS LTD.
             PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 15, 1996

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Morgan Products Ltd. (the "Company") to be voted at the Annual Meeting of Stockholders (the "Meeting") to be held at the Marriott Hotel, 50 Kingsmill Road, Williamsburg, Virginia, on Wednesday, May 15, 1996, at 10:00 A.M. Eastern time, or at any adjournment or postponement thereof. The Company's address is 469 McLaws Circle, Williamsburg, Virginia 23185, and its telephone number is
(804) 564-1700. This Proxy Statement and the enclosed proxy will first be mailed to stockholders on or about March 27, 1996.

     Only holders of record of the Company's common stock, par value $.10 per share (the "Common Stock"), as of the close of business on March 20, 1996 (the "Record Date") will be entitled to notice of and to vote at the Meeting. As of the Record Date, there were 8,648,136 shares of Common Stock issued and outstanding, each of which is entitled to one vote. As of the Record Date, 2,386 shares of Common Stock were outstanding and held by the Company as treasury shares. There is no other class of voting securities issued and outstanding. The presence in person or by proxy of holders of a majority of the outstanding Common Stock will be necessary to constitute a quorum for the transaction of business at the Meeting.

     Assuming a quorum is present, a plurality of the votes of the shares of Common Stock present or represented by proxy at the Meeting is required for the election of any nominee or other person as a director and the affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Meeting and entitled to vote is required for the ratification of the selection of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1996.

     All shares represented by properly executed proxies will be voted in accordance with the instructions indicated thereon unless such proxies previously have been revoked. If any such proxies do not contain voting instructions, the shares represented by such proxies will be voted (1) FOR the election of the nominees listed thereon, and (2) FOR the ratification of the selection of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1996. An automated system administered by the Company's transfer agent tabulates the votes. Where the approval of a majority of the shares represented at the meeting is required for the approval of a proposal, abstentions are the equivalent of votes against such proposal and broker non-votes have no effect. The Board of Directors does not know of any business to be brought before the Meeting other than as indicated in the Notice of Annual Meeting. If any other matters properly come before the Meeting, shares represented by all properly executed proxies will be voted in accordance with the judgment of the persons acting thereunder.

     Any stockholder who executes and delivers a proxy may revoke it at any time prior to its exercise upon the: (a) receipt by the Secretary of the Company of written notice of such revocation; (b) receipt by the Secretary of the Company of a duly executed proxy bearing a later date; or (c) appearance of the stockholder at the Meeting and a request for the return of the proxy.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 27, 1996, the number of shares of Common Stock owned beneficially, to the knowledge of the Company, by each beneficial owner of more than 5% of the Common Stock, by each director, by each named executive officer, and by all executive officers and directors of the Company as a group. Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting and investment power with respect to the shares indicated.

                 NAME AND ADDRESS OF                     NUMBER                       PERCENTAGE OF
                  BENEFICIAL OWNER                      OF SHARES                     COMMON STOCK
-----------------------------------------------------   ---------                     -------------
Saugatuck Capital Company                               2,047,551(1)(2)                    23.7%
  Limited Partnership
  One Canterbury Green
  Stamford, CT 06901
Laurel Partners                                         2,047,551(1)(2)                    23.7
  One Canterbury Green
  Stamford, CT 06901
Frank J. Hawley, Jr.                                    2,097,551(1)(2)                    24.3
  One Canterbury Green
  Stamford, CT 06901
Owen S. Crihfield                                       2,047,551(1)(2)                    23.7
  One Canterbury Green
  Stamford, CT 06901
The Parnassus Fund                                        940,000(3)                       10.9
  One Market
  Stuart Tower, Suite 1600
  San Francisco, CA 94105
Pioneering Management Corporation                         835,600(4)                        9.7
  Sixty State Street
  Boston, MA 02109-1820
Heartland Advisors, Inc.                                  466,100(5)                        5.4
  790 North Milwaukee Street
  Milwaukee, WI 53202
Dimensional Fund Advisors Inc.                            439,800(6)                        5.1
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401
John S. Crowley                                             2,999(7)                          *
  275 Guinea Road
  Stamford, CT 06903
Howard G. Haas                                              6,899(8)                          *
  Suite 1275
  208 S. LaSalle Street
  Chicago, IL 60604
William R. Holland                                          3,499(9)                          *
  301 S. College Street
  2300 One First Union Center
  Charlotte, NC 28202

                 NAME AND ADDRESS OF                     NUMBER                       PERCENTAGE OF
                  BENEFICIAL OWNER                      OF SHARES                     COMMON STOCK
-----------------------------------------------------   ---------                     -------------
Patrick J. McDonough, Jr.                                     333(10)                         *
  P.O. Box 508
  153 Bowles Road
  Agawam, MA 01001
Edward T. Tokar                                             2,333(11)                         *
  P.O. Box 1219R
  101 Columbia Road
  Morristown, NJ 07962-1219
Byron H. Tony Stebbins                                        333(12)                         *
  Newell Company
  7630 S. County Line Road Ste. 7
  Burr Ridge, IL 60521
Alton F. Doody, Jr.                                         3,433(13)                         *
  3701 Canal Street
  New Orleans, LA 70119
Larry R. Robinette                                        125,000(14)                       1.4
  469 McLaws Circle
  Williamsburg, VA 23185
Douglas H. MacMillan                                       77,000(15)                         *
  469 McLaws Circle
  Williamsburg, Virginia 23185
Dennis C. Hood                                             64,633(16)                         *
  469 McLaws Circle
  Williamsburg, Virginia 23185
Peter Balint                                               16,717(17)                         *
  Morgan Manufacturing
  500 Park Plaza
  Oshkosh, WI 54901
All Directors and Executive Officers as a group
  (13 persons)                                          2,406,300(18)                      26.9

---------------
  * Number equals less than one percent (1%) of outstanding shares of Common Stock.

 (1) This number includes an aggregate of 47,551 shares beneficially owned (as such term is defined under Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by George T. Brophy, J. Phillipe Latreille, Robert L. Slagle, Dan S. Schriber, Donald C. Houghton and George E. Mangarelli, each a former employee of the Company, as to which Saugatuck Capital Company Limited Partnership ("Saugatuck") may be deemed to have shared power to vote or direct the voting of and shared power to dispose or direct the disposition of pursuant to the terms of a Stockholders Agreement (Restated) dated as of January 13, 1984, as amended (the "Stockholders Agreement"). (See "Compensation Committee Interlocks and Insider Participation" Section for discussion of Stockholders Agreement - Change in Control).

 (2) Frank J. Hawley, Jr. and Owen S. Crihfield are deemed to be the beneficial owners of these shares by virtue of their being General Partners of Laurel Partners, the General Partner of Saugatuck. In addition, Mr. Hawley is an officer and director of the Company. Laurel Partners is deemed to be the beneficial owner of these shares by virtue of its being the General Partner of Saugatuck. In addition, the shares beneficially owned by Mr. Hawley include 50,000 shares owned individually.

 (3) Based on information filed with the Securities and Exchange Commission, The Parnassus Fund has sole voting power but no dispositive power with respect to these shares.

 (4) Based on information filed with the Securities and Exchange Commission, Pioneering Management Corporation has sole voting power and shared dispositive power with respect to these shares.

 (5) Based on information filed with the Securities and Exchange Commission, Heartland Advisors, Inc. has sole voting and dispositive power with respect to these shares.

 (6) Based on information filed with the Securities and Exchange Commission, Dimensional Fund Advisors, Inc. has sole voting and dispositive power with respect to 328,500 shares and shared voting and sole dispositive power over an additional 111,300 shares owned by affiliates of Dimensional Fund Advisors, Inc.

 (7) This amount consists of 2,999 shares of Common Stock as to which Mr. Crowley has options to purchase which were granted pursuant to the Morgan Products Ltd. 1992 Non-employee Director Stock Option Plan (the "Director Plan") and which are currently exercisable or exercisable within 60 days.

 (8) This amount includes 2,999 shares of Common Stock as to which Mr. Haas has options to purchase which were granted pursuant to the Director Plan and which are currently exercisable or exercisable within 60 days, as well as 3,900 shares owned individually.

 (9) This amount includes 2,999 shares of Common Stock as to which Mr. Holland has options to purchase which were granted pursuant to the Director Plan and which are currently exercisable or exercisable within 60 days, as well as 500 shares owned individually.

(10) This amount represents 333 shares of Common Stock as to which Mr. McDonough has options to purchase which were granted pursuant to the Director Plan and which are currently exercisable or exercisable within 60 days.

(11) This amount includes 333 shares of Common Stock as to which Mr. Tokar has options to purchase which were granted pursuant to the Director Plan and which are currently exercisable or exercisable within 60 days, as well as 2,000 shares owned individually.

(12) This amount represents 333 shares of Common Stock as to which Mr. Stebbins has options to purchase which were granted pursuant to the Director Plan and which are currently exercisable or exercisable within 60 days.

(13) This amount includes 333 shares of Common Stock as to which Mr. Doody has options to purchase which were granted pursuant to the Director Plan and which are currently exercisable or exercisable within 60 days, as well as 3,100 shares owned individually.

(14) This amount consists of 125,000 shares of Common Stock as to which Mr. Robinette has options to purchase which were granted pursuant to the Morgan Products Ltd. Incentive Stock Option Plan (the "Stock Option Plan") (as defined herein) and which are currently exercisable or exercisable within 60 days.

(15) This amount includes 70,000 shares of Common Stock as to which Mr. MacMillan has options to purchase which were granted pursuant to the Stock Option Plan (as defined herein) and which are currently exercisable or exercisable within 60 days, as well as 7,000 shares owned individually.

(16) This amount includes 61,333 shares of Common Stock as to which Mr. Hood has options to purchase which were granted pursuant to the Stock Option Plan (as defined herein) and which are currently exercisable or exercisable within 60 days, as well as 3,300 shares owned individually.

(17) This amount includes 16,667 shares of Common Stock as to which Mr. Balint has options to purchase which were granted pursuant to the Stock Option Plan (as defined herein) and which are currently exercisable or exercisable within 60 days. In addition, Mr. Balint has individual beneficial ownership of 50 shares, which are in his wife's name. Mr. Balint disclaims beneficial ownership of those shares.

(18) This amount includes an aggregate of 2,047,551 shares beneficially owned by Saugatuck and Laurel Partners. See footnotes (1) and (2) above. This amount also includes the aggregate amount of 358,749 shares of Common Stock which all executive officers and directors as a group have options to purchase and which are currently exercisable or exercisable within 60 days, as well as shares owned or beneficially owned individually.

                            1. ELECTION OF DIRECTORS

     The Board of Directors has nominated nine (9) persons for election as directors of the Company to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified. It is intended that, unless contrary instructions are received, the accompanying form of proxy will be voted for the following persons, all of whom are presently directors of the Company and have agreed to serve if elected. If, prior to the Meeting, any nominee becomes unable to serve, the shares represented by all properly executed proxies will be voted for such additional person as may be recommended by the Board of Directors.

     The following table sets forth information about the nominees for election.

                                     POSITION WITH THE                     PRINCIPAL                      DIRECTOR
           NAME              AGE          COMPANY                          OCCUPATION                       SINCE
---------------------------  ---   ----------------------  ------------------------------------------  ---------------
Frank J. Hawley, Jr. ......  68    Chairman of the Board;  Managing Partner of Laurel Partners, which    December 1983
                                   Director                is the General Partner of Saugatuck;
                                                           Managing Partner of Bedford Partners which
                                                           is the General Partner of Saugatuck
                                                           Capital Company Limited Partnership II
                                                           ("Saugatuck II Limited Partnership");
                                                           Managing Partner of Greyrock Partners
                                                           Limited Partnership, which is the General
                                                           Partner of Saugatuck Capital Company
                                                           Limited Partnership III ("Saugatuck III"),
                                                           President and principal stockholder of
                                                           Saugatuck Associates, Inc. ("Saugatuck
                                                           Associates") and Saugatuck Associates II,
                                                           Inc., each a risk capital management firm
                                                           which provides investment advice and
                                                           assistance to Saugatuck, Saugatuck II and
                                                           Saugatuck III.
John S. Crowley............  72    Director                Private investor since 1994; Managing         November 1986
                                                           Director of Saugatuck Associates from 1987
                                                           to 1993; from 1983 to 1987 he was the
                                                           organizer and General Partner of Round
                                                           Hill Associates, a private investment fund
                                                           engaged in management buyouts, and
                                                           president of Round Hill Associates
                                                           Management Company.
Howard G. Haas.............  71    Director                Chairman of Howard G. Haas Associates, a     September 1987
                                                           consulting firm, since 1986; from 1967 to
                                                           1986 Mr. Haas was the President and Chief
                                                           Executive Officer of Sealy Incorporated;
                                                           Mr. Haas is also a member of the faculty
                                                           of the Graduate School of Business at the
                                                           University of Chicago.
William R. Holland.........  57    Director                Chairman of the Board and Chief Executive         July 1991
                                                           Officer of United Dominion Industries, a
                                                           diversified manufacturing company since
                                                           1987; prior to 1987 he served in various
                                                           senior executive positions with such
                                                           company.
Larry R. Robinette.........  52    President & Chief       President and Chief Executive Officer of      November 1994
                                   Executive Officer;      the Company since September 1994. From
                                   Director                1993 to 1994, he was the President and CEO
                                                           of Anchor Hocking Packaging of Cincinnati,
                                                           Ohio, a subsidiary of CarnaudMetalbox.
                                                           From 1980 to 1993, he held a series of
                                                           executive assignments at Newell Company,
                                                           including operations vice presidencies in
                                                           the EZ Painter Division, Newell Window
                                                           Furnishings and the Mirro Foley Division
                                                           and the presidency of Anchor Industrial
                                                           Glass. He was President of Anchor Hocking
                                                           Packaging when it was acquired in 1993 by
                                                           CarnaudMetalbox.

                                     POSITION WITH THE                     PRINCIPAL                      DIRECTOR
           NAME              AGE          COMPANY                          OCCUPATION                       SINCE
---------------------------  ---   ----------------------  ------------------------------------------  ---------------
Alton F. Doody, Jr. .......  61    Director                Founder and Chairman of the Doody Group       November 1994
                                                           (since November, 1990), a New Orleans,
                                                           Louisiana consulting firm serving consumer
                                                           goods manufacturers and retailers
                                                           throughout the world. Dr. Doody was
                                                           co-founder of Management Horizons, Inc. a
                                                           marketing consulting firm, now a division
                                                           of Price Waterhouse. He also founded
                                                           Applied Retail Systems. He serves as a
                                                           director on several boards, including
                                                           Newell Company; Grant Investments, Inc.;
                                                           and Hyde Park Restaurants, Inc. He is a
                                                           Senior Fellow at the A.B. Freeman School
                                                           of Business, Tulane University, and a
                                                           member of the Dean's advisory Council.
Edward T. Tokar............  48    Director                From 1985 to present, Vice President-         November 1994
                                                           Investments, AlliedSignal Inc.,
                                                           responsible for the overall investment
                                                           management of employee benefit asset funds
                                                           worldwide. Employed at AlliedSignal since
                                                           1977 in various management positions. He
                                                           is a director of Noel Group, Inc., a
                                                           trustee of the Morgan Grenfell Investment
                                                           Funds, an advisor to various investment
                                                           partnerships, and a trustee of the College
                                                           of William and Mary.
Byron H. Tony Stebbins.....  63    Director                From 1986 to present, Senior Vice             November 1994
                                                           President-Market Development, at Newell
                                                           Company. Employed at Newell since 1973 in
                                                           various executive positions. He has served
                                                           on numerous professional and corporate
                                                           boards including the Hardware, Home
                                                           Improvement Council-City of Hope; American
                                                           Hardware Manufacturers Association; the
                                                           President's Council of the Home Center
                                                           Industry; and the Hardware Marketing
                                                           Council.
Patrick J. McDonough,        64    Director                From 1988 to present, Chairman and CEO of     November 1994
  Jr. .....................                                Olympic Manufacturing Group, Inc., a
                                                           private company located in Massachusetts.
                                                           He spent 22 years with the Black & Decker
                                                           Manufacturing Company; his last two
                                                           assignments were as President of the U.S.
                                                           company and Chief Administrative Officer
                                                           in the Office of the CEO. After leaving
                                                           Black & Decker, he formed McDonough &
                                                           Associates, a management consulting firm
                                                           that specialized in corporate strategic
                                                           planning and re-engineering.

     Each executive officer and director of the Company is required to report to the Securities and Exchange Commission, by specified dates, his transactions in the Common Stock. During 1995, Mr. Doody failed to file four such reports regarding six transactions in the Common Stock on a timely basis.

     During the year ended December 31, 1995, the Board of Directors held five meetings (exclusive of consents executed in lieu of meetings). Mr. Tokar was able to attend only two of the five meetings of the Board of Directors. All other directors attended more than 75% of the meetings. The standing committees of the Board of Directors are the Audit Committee and the Compensation Committee. The Audit Committee and the Compensation Committee held two meetings and one meeting, respectively, during 1995. All directors receive reimbursement for all expenses incurred in connection with attendance at board meetings and all directors, other than Messrs. Hawley and Robinette, receive a fee of $1,500 per meeting of the board, $1,500 per committee meeting, and a retainer of $3,000 per quarter.

     In addition, each individual serving on the Board of Directors who is not an employee of the Company or a beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended

(the "Exchange Act")) of more than 20% of the issued and outstanding Common Stock (a "Non-employee Director") is automatically granted an option to purchase 1,000 shares of Common Stock upon such person's election and each re-election to the Board of Directors. During 1995, seven Non-employee Directors (Messrs. Crowley, Haas, Holland, Doody, Tokar, Stebbins, and McDonough) each received a grant of options for the purchase of 1,000 shares of Common Stock pursuant to the Morgan Products Ltd. 1992 Non-employee Director Stock Option Plan (the "Director Plan").

     Each grant under the Director Plan permits the holder to purchase from the Company 1,000 shares of Common Stock at the fair market value of such shares on the date the option was granted. Such options vest beginning one year from the date of grant in equal amounts over the next three years. In the event that a person granted options under the Director Plan ceases to be a director for any reason other than death or disability or in connection with a Change of Control (as defined in the Director Plan), each option not vested as of the effective date of termination as a director shall, to the extent not so vested, be forfeited and revert back to the Company.

     The Audit Committee consists of Messrs. Crowley, Haas, Tokar, and Holland. The Audit Committee's functions include the recommendation of a firm to be employed by the Company as its independent auditors, consultation with the auditors with respect to the plan of audit, review with such auditors of their report of audit, consultation with such auditors regarding the adequacy of internal controls, the direct monitoring of the Company's accounting practices and system of internal controls, and other related functions.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Messrs. Hawley, Holland, and Stebbins. Mr. Hawley is an officer of the Company and may be considered an employee of the Company. However, Mr. Hawley does not receive compensation for his service as a director, officer or employee.

     The Company pays Saugatuck Associates, an affiliate of Saugatuck, of which Mr. Hawley is the sole stockholder and an executive officer, an annual fee of $125,000 under a consulting and management assistance agreement dated as of January 13, 1984, pursuant to which Saugatuck Associates provides strategic planning, management and financial services to the Company. The initial term of such agreement was for a period of five years ending January 13, 1989. Since January 13, 1994, the term of such agreement has been automatically renewed for additional one-year terms. The agreement will continue to be automatically renewed for an unlimited number of successive one-year terms unless either party notifies the other in writing of its desire not to renew the agreement at least sixty days prior to the expiration of the initial term or of any renewal term. No such notification has been given by either party.

     The Company is party to a Stockholders Agreement (Restated) dated as of January 13, 1984, as amended (the "Stockholders Agreement"), among the Company, Saugatuck and certain former management and employee stockholders. The Stockholders Agreement provides that in the event that Saugatuck proposes to sell all of the shares of any class of stock of the Company owned by Saugatuck to an unaffiliated entity or to an affiliate (as defined therein) in a bona fide arm's length transaction, Saugatuck may obligate the stockholders who are parties to the Stockholders Agreement to sell all, or a stated percentage of all, shares of such class of stock owned by such stockholders on the same terms as Saugatuck. Such stockholders have also agreed to vote their shares of Common Stock with Saugatuck in the event of a proposed consolidation or merger of the Company with or into another corporation, or the sale of all or substantially all the assets of the Company to another person or entity, where such transaction is to or with an unaffiliated entity or an affiliate in a bona fide arm's length transaction.

                         COMPENSATION COMMITTEE REPORT

Function and Overall Policy

     The Compensation Committee of the Board of Directors (the "Committee") oversees the general compensation policies of the Company, establishes compensation plans and specific compensation levels for executive officers and administers the Executive Performance Incentive Plan. The Committee is also responsible for administering the Morgan Products Ltd. Incentive Stock Option Plan (the "Stock Option Plan"), and other compensation programs of the Company.

     The Committee is comprised entirely of board members. No member of the Committee is eligible to receive awards under any plan administered by the Committee. All members of the Compensation Committee are individuals who are "disinterested administrators" as defined in Rule 16b-3(c) under the Exchange Act (but see "Compensation Committee Interlocks and Insider Participation").

     The Committee's primary objective in establishing compensation opportunities for the Company's key executive officers is to support the Company's goal of maximizing the value of stockholder interests in the Company. To achieve this objective, the Committee believes it is critical to:

       Hire, develop, reward and retain the most competent executives possible, and to provide compensation opportunities for executives which are competitive in the marketplace.

       Encourage decision-making that enhances stockholder value by providing short-term and long-term incentives that are tied directly to the Company's stock price.

       Pay executives based on competitive levels of incentive compensation, but only after stockholders have been rewarded.

       Promote a close identity of interest between management and stockholders by tying executive pay to increases in stockholder value.

     The Committee targets total pay opportunities at median pay levels of a group of comparable companies. These companies (the "Comparator Companies") are selected based upon their size, industry, and their inclusion in publicly available survey sources. This group is comprised of different companies than those comprising the peer group in the Performance Graph. The Committee does not believe that the companies which are used for purposes of evaluating financial performance are necessarily the same companies against which the Company competes for executive talent.

     The Committee makes all decisions pertaining to the Company's executive compensation programs which promote the objectives detailed above. The Committee believes that the Company's current compensation programs support the Company's business mission, and that such programs are linked to the enhancement of stockholder value.

Components of Compensation

  Base Salary

     The Committee annually reviews each executive officer's base salary. Base salaries are determined according to the following factors: requirements under existing employment contracts, comparable levels of pay among executives in similar positions at the Comparator Companies, level of responsibilities, prior experience and breadth of knowledge, and internal pay equity. The Committee does not ascribe any specific weightings to any of the factors described above. However, base salaries are targeted at the median levels for the Comparator Companies, taking into consideration individual job performance.

     As reflected in the Summary Compensation Table, Mr. Robinette's base salary was not increased in 1995. The Committee believes that the Chief Executive Officer's compensation should be heavily influenced by the Company's performance. In determining Mr. Robinette's base salary, the Committee considered Mr. Robinette's previous experience, his long-term role in the success of the Company, and the base salaries of CEOs at the Comparator Companies. In 1995, Mr. Robinette's base salary was approximately equal to median market levels.

  Annual Incentives

     The Committee believes that the annual incentives of executive officers should be directly tied to improving stockholder value. Consistent with this philosophy, the Executive Performance Incentive Plan (the "Bonus Plan"), which was revised in 1994, focuses on increasing stockholder value by establishing targets that are tied directly to the Company's or business unit's attainment of a prespecified earnings goal.

     The bonus is targeted to median market levels. Under the Bonus Plan, the executive officers can earn a bonus equal to 50% of their base salary upon attainment of the targeted goal. The maximum incentive to any executive under the Bonus Plan is equal to 70% of base salary in any one calendar year, and no payment is made if an achievement level of 80% of the targeted goal is not met.

     Since Company performance in 1995 was below the minimum threshold of 80% of the targeted goal, no bonuses were paid to any executive officer under the Executive Performance Incentive Plan. However, as noted below under the caption "Employment Agreements", pursuant to the terms of Mr. Robinette's employment agreement he was paid a bonus of $100,000 in 1995. In addition, Mr. Balint received a bonus of $40,000 as part of his employment arrangement, and Mr. Hood received a discretionary bonus of $19,500 due to the achievement of specific objectives established for his functional area in 1995.

  Long-Term Incentives

     The Committee believes that long-term incentive awards should be payable only after financial rewards have been delivered to stockholders. Long-term incentives are awarded under the Stock Option Plan. Since there is no defined benefit retirement plan for officers, stock option grants and other long-term incentives are also designed to serve as a vehicle for providing executives with post-retirement income. Stock options focus executives on the creation of stockholder value over the long-term and encourage equity ownership in the Company. Stock options are used as the primary long-term incentive vehicle.

     The size of stock option grants is based on competitive practice, and is targeted to be at the median of option values granted by the Comparator Companies. The size of the award can be adjusted based on individual factors and historical award data. In addition, the Committee considers the size of option grants made in prior years. The Committee's objective is to deliver a competitive award opportunity based on the estimated value of the award granted.

  Policy With Respect to $1 Million Deduction Limit

     Section 162(m) of the Internal Revenue Code generally limits the annual corporate deduction for compensation paid to named executive officers to $1 million, unless certain requirements are met. The Committee has carefully considered the impact of this new tax code provision. For 1995, the Committee has determined that the Company is not affected by Section 162(m) because compensation to a single individual does not exceed $1 million. The Committee is currently reviewing Company compensation policies with respect to 1996 and subsequent years to determine whether it is appropriate to conform some or all components of executive pay to requirements of Section 162(m) in order to ensure full tax deductibility.

  Summary

     The Committee believes that the compensation policies summarized above provide motivation for executives to enhance the value of the Company for the stockholders' benefit. We will continue to monitor the effectiveness of the Company's compensation programs to meet the Company's needs.

Mr. Frank J. Hawley, Jr., Chairman
Mr. William R. Holland
Mr. Byron H. Tony Stebbins

                             EXECUTIVE COMPENSATION

     The following table (Summary Compensation Table) sets forth information with respect to all cash and non-cash compensation for services rendered to the Company in all capacities for fiscal years 1995, 1994, and 1993, of those persons who were, at December 31, 1995 (i) the Chief Executive Officer and (ii) the other three most highly compensated executive officers of the Company. No other executive officer of the Company had a total salary plus bonus exceeding $100,000 in 1995.

                           SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION(1)                  LONG-TERM COMPENSATION
                                    ------------------------------------    -------------------------------------
                                                               OTHER                         AWARDS
                                                               ANNUAL       RESTRICTED         OF                     ALL OTHER
                                                            COMPENSATION      STOCK           STOCK     LONG-TERM    COMPENSATION
NAME & PRINCIPAL POSITION   YEAR     SALARY      BONUS          (2)           AWARDS         OPTIONS     PAYOUTS         (3)
-------------------------   ----    --------    --------    ------------    ----------       -------    ---------    ------------
Larry R. Robinette          1995    $350,000    $      0      $437,423(6)    $      0         20,000       $ 0         $ 11,593
  President, Chief
    Executive               1994    $113,077    $186,440      $  1,792       $700,000(10)    250,000       $ 0         $  3,393
  Officer, and Director
Douglas H. MacMillan        1995    $197,522    $      0      $199,567(7)    $      0         10,000       $ 0         $  7,670
  Vice President, Chief     1994    $189,042    $ 62,311(4)   $  6,008       $      0         70,000(11)    $ 0        $  5,671
  Financial Officer,        1993    $186,923    $      0      $  5,104       $      0              0       $ 0         $  5,815
  and Secretary
Dennis C. Hood              1995    $150,020    $ 19,500(4)   $107,075(8)    $      0         10,000       $ 0         $  5,828
  Senior Vice President
    --                      1994    $124,632    $ 47,325(4)   $  6,093       $      0         55,000(11)    $ 0        $  3,739
  Human Resources and       1993    $118,256    $      0      $  5,321       $      0              0       $ 0         $  3,682
  Administration
Peter Balint                1995    $126,935    $ 40,000(5)   $ 82,947(9)    $      0         50,000       $ 0         $  3,231
  Vice President and
  President --
  Manufacturing

---------------
 (1) This includes amounts earned in the respective fiscal year, whether or not deferred.

 (2) This represents payments by the Company for moving expenses, excess life insurance, leased automobiles, tax preparation fees, personal financial planning fees, and tax gross-up on amounts included in taxable compensation (other than salary and bonuses).

 (3) This amount represents contributions by the Company under Section 401(k) of the Code pursuant to the Profit Sharing Savings and Retirement Plan, as well as excess 401(k) amounts the Company contributed to the Deferred Compensation Plan.

 (4) Pursuant to binding elections previously made, a portion of each named executive officers' bonus has been deferred for the purchase of Convertible Appreciation Rights (CARs), which can accrue value in connection with improvements in stockholder value.

 (5) This represents a bonus paid to Mr. Balint pursuant to his employment agreement.

 (6) Other Annual Compensation includes $338,719 of moving expenses paid on Mr. Robinette's behalf and $74,746 of tax gross-up.

 (7) Other Annual Compensation includes $139,807 of moving expenses paid on Mr. MacMillan's behalf and $43,456 of tax gross-up.

 (8) Other Annual Compensation includes $69,516 of moving expenses paid on Mr. Hood's behalf and $26,730 of tax gross-up.

 (9) Other Annual Compensation includes $50,178 of moving expenses paid on Mr. Balint's behalf and $29,009 of tax gross-up.

(10) As an incentive to join the Company, Morgan Products Ltd. granted Mr. Robinette 140,000 restricted shares of Common Stock with a then fair market value of $5.00 per share. The value of these shares at December 31, 1995 was $822,500. The Company has never paid dividends on its Common Stock, but, if paid, Mr. Robinette's shares would be entitled to receive such dividends.

(11) This includes repriced options. On August 31, 1994, the Board of Directors approved the repricing to fair market value of officer options with grant dates of August 9, 1991 and May 20, 1992.

                           OPTION/SAR GRANTS IN 1995

                                             % OF TOTAL
                              NUMBER OF     OPTIONS/SARS                                  ALTERNATIVE TO 5%
                                SHARES       GRANTED TO                                        AND 10%
                              UNDERLYING    EMPLOYEES IN    EXERCISE                        APPRECIATION:
                             OPTIONS/SARS      FISCAL        PRICE         EXPIRATION     GRANT DATE PRESENT
           NAME                GRANTED        YEAR(1)      $/SHARE(2)         DATE            VALUE $(3)
---------------------------  ------------   ------------   ----------    ---------------  ------------------
Larry R. Robinette.........     20,000           7.5%        $ 5.75      August 4, 2005        $ 78,000
Douglas H. MacMillan.......     10,000           3.7%          5.75      August 4, 2005          39,000
Dennis C. Hood.............     10,000           3.7%          5.75      August 4, 2005          39,000
Peter Balint...............     50,000          18.7%          5.75      August 4, 2005         195,000

---------------
(1) Based on 267,500 total options granted to employees in 1995.

(2) All exercise prices are equal to fair market value on the date of grant.

(3) The estimated grant date present values reflected in the above table are determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the values of the options reflected in the above table include:
     - Exercise prices on the options are equal to the fair market value of the underlying stock on the dates of the grant.
     - The option term of ten years.
     - Interest rates that represent the interest rate on a U.S. Treasury security on the dates of grant with maturity dates corresponding to those of the option terms.
     - Volatilities calculated using daily stock prices for the one-year period prior to the grant dates.
     - Dividends at the rate of $0.00 per share representing the annualized dividends paid with respect to a share of Common Stock at the dates of grant. The Company does not pay a dividend with respect to Common Stock.

                             EMPLOYMENT AGREEMENTS

     On September 6, 1994, the Company and Mr. Robinette executed an employment agreement. Pursuant to the agreement, Mr. Robinette will be employed as President and Chief Executive Officer of the Company through December 31, 1997 and will receive an annual base salary of $350,000. Mr. Robinette is furnished with the use of a Company automobile and participation in group health, term life insurance and other employee benefit plans available to other executive personnel. He is eligible for four weeks paid vacation in each calendar year. He is also eligible to participate in the Bonus Plan. In addition, Mr. Robinette received a signing bonus of $150,000, of which $50,000 was paid in 1994 and $100,000 was paid on January 13, 1995. As part of this agreement, Mr. Robinette was awarded 250,000 stock options at an exercise price of $5 per share. These options vest over a three-year period, with 25% vesting immediately upon employment. In addition, Mr. Robinette was granted 140,000 restricted shares of stock at $5 per share. These shares vest ratably over the next three years. Under this agreement, the restricted shares will vest automatically upon termination as a result of death or disability, termination as a result of any reason other than cause (as defined therein), or termination as a result of the acquisition by a third party of all of the assets or outstanding voting stock of the Company. After the expiration of the initial term of Mr. Robinette's employment on December 31, 1997, the term of his employment will automatically renew for successive one year terms, unless either party delivers written notice of its desire not to renew 180 days prior to the end of such term. The agreement provides that if the Company elects not to renew the term of Mr. Robinette's agreement at the end of the initial term or any renewal term, Mr. Robinette will continue to receive base salary for a period of one year.

     The Company has provided a Special Severance/Retention Plan for Messrs. MacMillan and Hood, which was extended to Mr. Robinette effective September 13, 1995. This plan provides for severance benefits in the event a participant is involuntarily terminated for any reason other than cause, or where a participant voluntarily terminates for certain prescribed reasons outlined in the plan. If terminated, the participant will receive severance pay equal to two (2) multiplied by the sum of the participant's base salary and the average bonus award earned in the three fiscal years prior to the date of the termination. Participants terminated are also eligible to continue the full fringe benefit program for a twenty-four month period. If Mr. Robinette receives benefits under this Plan, he will not be eligible for severance under his employment agreement.

     A special policy providing for severance payments in the event of an acquisition was adopted by the board in 1992 and amended in 1995. This policy, which is applicable to Messrs. Robinette, MacMillan, and Hood, defines an acquisition as a change of management or control where (a) at least 35% of the Common Stock is redeemed by the Company, purchased by any person or exchanged for shares in any other corporation; or (b) at least 51% of the Company's assets are acquired by any person; or (c) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the board cease, for any reason, to constitute a majority thereof; or (d) the Company is merged or consolidated with or into another corporation. Should the employment of any of these executives be terminated within thirty (30) months following an acquisition, the executive will be paid a severance benefit equal to two and one-half (2 1/2) multiplied by the sum of his annual base salary then in effect and the average bonus earned over the three fiscal years prior to termination. In addition, the terminated executive would receive a full year's bonus at the targeted level, as determined under the Bonus Plan. Further, such terminated executive would receive any unused or accrued vacation pay, and would be eligible to receive those fringe benefits he had been receiving prior to his termination for a period of thirty (30) months. In order to avoid the imposition of excise taxes, participants' benefits are capped at the "golden parachute" excise tax limit set forth in Section 280G of the Internal Revenue Code (unless removing the cap results in a greater after-tax benefit to the participant.)

     In exchange for this severance benefit, the covered executive, for a period of twenty-four (24) calendar months after termination shall not, directly or indirectly: (i) use, attempt to use, disclose or otherwise make known to any person or entity knowledge or information of which the executive became aware during his employment including lists of customers or suppliers, trade secrets or similar information and information of a confidential nature including, without limitation, information relating to the business, properties, accounting or similar functions of the Company, (ii) engage or become interested in any business conducted by the Company, and (iii) employ, retain or arrange to participate in the employment of any person who is an employee or consultant of the Company or its affiliates.

               OPTION EXERCISES IN 1995 AND YEAR-END OPTION VALUE

     The following table sets forth certain information as to the individuals listed in the Summary Compensation Table with regard to stock options exercised during the fiscal year and year-end option value as of December 31, 1995.

                                                                    NUMBER OF
                                                                SHARES UNDERLYING              VALUE OF UNEXERCISED
                                 NUMBER OF                     UNEXERCISED OPTIONS             IN THE MONEY OPTIONS
                                  SHARES                     HELD AT FISCAL YEAR-END        HELD AT FISCAL YEAR-END(1)
                                ACQUIRED ON     VALUE      ----------------------------    ----------------------------
             NAME                EXERCISE      REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
------------------------------  -----------    --------    -----------    -------------    -----------    -------------
Larry R. Robinette............       0            $0         125,000         145,000        $ 109,375       $ 111,875
Douglas H. MacMillan..........       0            $0          70,000          10,000        $  27,499       $   1,251
Dennis C. Hood................       0            $0          61,333          16,667        $  15,416       $   2,084
Peter Balint..................       0            $0          16,667          33,333        $   2,083       $   4,167

---------------
(1) Total value of options based on the Common Stock's closing price on the New York Stock Exchange of $5.875 as of December 29, 1995.

                         STOCK PRICE PERFORMANCE GRAPH

     The Stock Price Performance Graph below compares the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the S & P Composite -- 500 Stock Index and a Peer Group Index. The Peer Group consists of Masco Corporation; Ply-Gem Industries, Inc.; T.J. International, Inc.; and Nortek, Inc. Management believes that the Peer Group sells to similar customers and that their financial performance is similarly influenced by the residential construction and repair and remodeling markets.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
                 MORGAN PRODUCTS LTD., S&P 500, AND PEER GROUP

                                    [CR ART]


         12/31/90  12/31/91 12/31/92 12/31/93  12/31/94  12/31/95
         --------  -------- -------- --------  --------  --------
Morgan
Products   100      109.62   111.54   136.54      86.54    90.38

S & P      100      130.34   140.25   154.32     156.42   214.99

Peer
Group      100      139.46   179.79   238.55     156.71   209.58





PEER GROUP COMPANIES

Masco Corporation
Nortek, Inc.
Ply-Gem Industries, Inc.
T.J. International, Inc.

*Total return assumes reinvestment of dividends on a quarterly basis.

                              CERTAIN TRANSACTIONS

     See "Compensation Committee Interlocks and Insider Participation" for a discussion of Certain Transactions.

                       2. INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Price Waterhouse LLP, independent accountants, to examine the financial statements of the Company for the fiscal year ending December 31, 1996. In accordance with a resolution of the Board of Directors, this selection is being presented to the stockholders for ratification at the Meeting.

     A representative of Price Waterhouse LLP will attend the Meeting and will be available to respond to appropriate questions; however, no statement shall be made by such representative on behalf of the Company.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE LLP AS THE INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1996.

                    ANNUAL REPORT AND FINANCIAL INFORMATION

     A COPY OF THE COMPANY'S ANNUAL REPORT AND FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1995, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE (EXCEPT FOR EXHIBITS) BY FIRST CLASS MAIL WITHIN ONE BUSINESS DAY OF RECEIPT OF THE REQUEST TO STOCKHOLDERS UPON WRITTEN REQUEST SENT TO INVESTOR RELATIONS, MORGAN PRODUCTS LTD., 469 MCLAWS CIRCLE, WILLIAMSBURG, VIRGINIA 23185, (804) 564-1700.

                                 OTHER MATTERS

     The Company will bear the cost of solicitation of proxies. Officers, directors, and other employees of the Company may, without additional remuneration, solicit proxies from stockholders in person and by mail, telegram, telephone or facsimile. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares of Common Stock and will be reimbursed for their expenses by the Company.

                 STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     Any stockholder who intends to present a proposal at the Company's 1997 Annual Meeting of Stockholders is advised that in order for such proposal to be included in the Board of Directors' proxy material for such meeting, the proposal must be directed to the Secretary of the Company at its principal executive offices such that it is received not later than November 28, 1996, and the proposal must meet certain eligibility requirements of the Securities and Exchange Commission.

                                          By Order of the Board of Directors

                                          Douglas H. MacMillan
Williamsburg, Virginia                    DOUGLAS H. MACMILLAN
March 27, 1996                            Secretary

COMMON STOCK                                                    MORGAN PRODUCTS LTD.                                          PROXY


                                    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                          FOR THE ANNUAL MEETING TO BE HELD MAY 15, 1996

The undersigned hereby appoints Larry R. Robinette and Douglas H. MacMillan, individually, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of
Morgan Products Ltd., held of record by the undersigned on March 20, 1996, at the annual meeting of stockholders to be held on
May 15, 1996, or any adjournment or postponement thereof.  The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof.


                                     PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                                                   USING THE ENCLOSED ENVELOPE.

                                           (Continued and to be signed on reverse side)


                                                           MORGAN PRODUCTS, LTD.
                              PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  /X/


[                                                                                                                                  ]


1. Election of Directors.                                                   For All
   Nominees: F.J. Hawley, Jr., L.R. Robinette, J.S. Crowley,   For Withheld Except those whose name(s) appear below.
   H.G. Haas, W.R. Holland, E.T. Tokar, B.H. Stebbins,         / /    / /    / /
   A.F. Doody, Jr. and P.J. McDonough, Jr.
                                                               For Against  Abstain        This Proxy when properly executed will be
2. Ratification of appointment of Price Waterhouse, LLP        / /    / /    / /           voted in the manner directed herein by
   as Independent Public Accountants.                                                      the undersigned stockholder.  If no
                                                                                           direction is made, the proxy will be
                                                                                           voted "FOR all nominees in Proposal 1.
                                                                                           and "FOR" Proposal 2.  The Board of
                                                                                           Directors recommends a vote "FOR all
                                                                                           nominees"  in Proposal 1. and "FOR"
                                                                                           Proposal 2.


                                                                                           Please sign exactly as name appears
                                                                                           hereon.  Joint owners should each sign.
                                                                                           Where applicable, indicate official
                                                                                           position or representative capacity.

                                                                                                  Dated______________________, 1996

                                                                                           ________________________________________
                                                                                           Signature(s)

                                                                                           ________________________________________